Immediate Release
Contact:
Ken Lamb
248.754.0884

BORGWARNER REPORTS RECORD EARNINGS OF $0.89 PER DILUTED SHARE AND RECORD SALES OF $1.5 BILLION IN THE FOURTH QUARTER

2010 FULL YEAR SALES AND EARNINGS REACH AN ALL-TIME HIGH

Auburn Hills, Michigan, February 10, 2011 – BorgWarner Inc. (NYSE:  BWA) today reported fourth quarter 2010 U.S. GAAP earnings of $0.89 per diluted share, a new record for the Company and up 98% compared with U.S. GAAP earnings of $0.45 per diluted share in fourth quarter 2009. Sales were up 28.0% from fourth quarter 2009, sharply higher than global vehicle production growth of approximately 4%.

Fourth Quarter Highlights:
•	Record sales of $1,533.4 million, up 28.0% from fourth quarter 2009.
•
Record earnings of $0.89 per diluted share, up 98% from $0.45 per diluted share in fourth quarter 2009. For comparison with other periods, fourth quarter 2009 earnings were $0.42 per diluted share excluding a non-recurring item.

•	Operating income was $157.4 million, or 10.3% of sales.
•	The Company repurchased approximately 2.1 million shares of its common stock.
•	Announced $2.3 billion of expected net new business for 2011 through 2013, a 28% increase over its previous three-year net new business.

Full Year Highlights:
•	Record sales of $5,652.8 million, up 42.7% from 2009.
•	U.S. GAAP earnings were $3.07 per diluted share. For comparison with other years, 2010 earnings were a record $3.02 per diluted share excluding non-recurring items.
•	Operating income was $504.3 million, or 8.9% of sales. Excluding non-recurring items, operating income was 9.3% of sales.

Comment and Outlook:  “The fourth quarter was a strong finish to an exceptional year for our company,” said Timothy Manganello, Chairman and CEO of BorgWarner.  “Our sales were up 28% in fourth quarter 2010 compared with fourth quarter 2009, or 33% excluding the impact of currency, while global vehicle production was up 5%. New business growth was the driving force behind our fourth quarter results as it had been throughout the year. Adoption rates of our leading-edge powertrain technology continued to outpace vehicle production growth in every major region of the world. A continued focus on execution at our operations resulted in a strong operating income margin of 10.3% in the fourth quarter, up sharply from 5.6% a year ago.”

“For the full year, we posted record sales and earnings, and our operating income margin was the highest it has been in several years. These are remarkable accomplishments considering they were achieved with depressed volumes and immediately following one of the most difficult periods in our history. However, we do not believe that 2010 was a peak year. In 2011, we expect 16% to 20% sales growth and 30% to 40% earnings growth compared with 2010, and an operating income margin of 10.5% or better," said Manganello.

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BORGWARNER POSTS RECORD EARNINGS AND RECORD SALES IN FOURTH QUARTER 2010/2

Financial Results:  Sales were $1,533.4 million in fourth quarter 2010, up 28.0% from $1,198.3 million in fourth quarter 2009.  Net earnings in the quarter were $111.7 million, or $0.89 per diluted share, compared with $52.7 million, or $0.45 per diluted share in fourth quarter 2009. Fourth quarter 2009 net earnings included a non-recurring item of $0.03 per diluted share. This non-recurring item is listed in the table below as a reconciliation of a non-U.S. GAAP measure, which is provided by the Company for comparison with other results, with the most directly comparable U.S. GAAP measure. The impact of foreign currencies, primarily the Euro, lowered sales by $(61.6) million in fourth quarter 2010 compared with fourth quarter 2009, and lowered net earnings $(0.02) per diluted share.

Full year 2010 sales were $5,652.8 million, up 42.7% from $3,961.8 million in 2009.  Full year 2010 net earnings were $377.4 million, or $3.07 per diluted share, compared with net earnings of $27.0 million, or $0.23 per diluted share, in 2009. Full year 2010 net earnings included net non-recurring items of $0.05 per diluted share. Full year 2009 net earnings included net non-recurring items of $(0.17) per diluted share. These non-recurring items are listed in the table below as reconciliations of non-U.S. GAAP measures, which are provided by the Company for comparison with other results, with the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, lowered sales by $(90.4) million in 2010 compared with 2009, but increased net earnings $0.02 per diluted share.
The following table reconciles the Company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, with the most directly comparable U.S. GAAP measures:

Net earnings or (loss) per diluted share	Fourth Quarter		Full Year
	2010	2009	2010	2009

Non – U.S. GAAP	$0.89	$0.42	$3.02	$0.40

Reconciliations:
Reversal of foreign tax credit valuation allowance			0.17
Environmental litigation settlement			(0.14)
BERU-Eichenauer equity investment gain			0.04
Medicare Part D tax law change			(0.02)
Restructuring activities				(0.29)
Interest rate derivative agreements				(0.03)
Adoption of ASC Topic 805—acquisition activity				(0.03)
Muncie closure retiree obligation net gain				0.15
Tax valuation allowance		0.03		0.03

U.S. GAAP	$0.89	$0.45	$3.07	$0.23

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BORGWARNER POSTS RECORD EARNINGS AND RECORD SALES IN FOURTH QUARTER 2010/3

Net cash provided by operating activities was $538.9 million in 2010 compared with $351.0 million in 2009.  Investments in capital expenditures, including tooling outlays, totaled $276.6 million in 2010, compared with $172.0 million in 2009.  Balance sheet debt increased by $338.1 million and cash on hand increased by $92.5 million compared with the end of 2009 primarily due to the acquisition of Dytech ENSA SL, the repurchase of approximately 7.1 million shares of common stock, the issuance of $250 million of 10-year senior notes, and the adoption of amended ASC Topic 860, “Accounting for Transfer of Financial Assets”, which requires the Company to reflect its $80 million receivables securitization facility in its financial statements. The ratio of balance sheet debt net of cash to capital remained strong at 24.0% at the end of 2010.

Engine Group Results:  Engine segment net sales were $1,118.4 million in fourth quarter 2010, up 31.1% from $853.0 million in the prior year’s quarter as a result of strong timing system and turbocharger growth in Asia and higher turbocharger and fan and fan drive sales in Europe. Excluding the impact of currency, sales were up approximately 37%.  Adjusted earnings before interest and income taxes were $162.0 million for the Engine Group in fourth quarter 2010, up 94.5% from $83.3 million in fourth quarter 2009.

Drivetrain Group Results:  Drivetrain segment net sales were $419.8 million in fourth quarter 2010, up 20.0% from $349.7 million in the prior year’s quarter.  Excluding the impact of currency, sales were up approximately 24%.  Strong four-wheel drive system sales in Asia, higher dual clutch transmission module sales in Europe and higher traditional automatic transmission component sales around the globe boosted results. Adjusted earnings before interest and income taxes were $31.9 million for the Drivetrain Group in fourth quarter 2010, up 55.6% from $20.5 million in fourth quarter 2009.

Recent Highlights:
•
BorgWarner has acquired Haldex Traction Systems, a leader in advanced front-wheel drive (“FWD”), all-wheel drive (“AWD”) technology. The move is expected to accelerate BorgWarner’s growth in the global AWD market as it continues to shift toward FWD-based vehicles. The acquisition will add industry leading FWD/AWD technologies, with a strong European customer base, to BorgWarner’s existing portfolio of front and rear-wheel drive based products. This enables BorgWarner to provide global customers a broader range of AWD solutions to meet their vehicle needs.

•
In November, the Company reported an expected backlog of $2.3 billion of net new business for the period 2011 through 2013, a 28% increase over the 2010 through 2012 expected backlog of $1.8 billion of net new business.

•
In the fourth quarter, the Company launched turbocharger production, at its facility in Ramos, Mexico, for Ford’s new 3.5-liter V6 EcoBoost gasoline engine. The engine will be featured on Ford’s rear-wheel drive trucks, including the all-new F-150.

•
BorgWarner’s award-winning regulated two-stage (R2S®) turbocharging technology boosts the performance and helps lower emissions for the newly developed 2.0-liter four-cylinder common-rail diesel engine featured in Volkswagen’s 180 HP (132 kW) Transporter T5 and new 163 HP (120 kW) Amarok pickup.

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BORGWARNER POSTS RECORD EARNINGS AND RECORD SALES IN FOURTH QUARTER 2010/4

•	BorgWarner’s Cam Torque Actuated (CTA) VCT technology and timing drive system are featured on the all-new 2011 Ford Super Duty 6.2-liter V8 gasoline engine.
•
The Company’s regulated two-stage (R2S®) turbochargers and Hybrid Tube exhaust gas recirculation (EGR) coolers help reduce emissions and improve fuel economy for on-highway commercial diesel trucks and buses. Launched with a major North American commercial truck maker earlier this year, the combination of technologies enables truck makers to meet 2010 EPA emissions regulations, which require an 83 percent reduction in nitrogen oxide (NOx) emissions.

•
BorgWarner’s variable cam timing with mid-position lock has been named a finalist for the 2011 Automotive News PACE Award, recognized around the world as the industry’s symbol of innovation. The mid-position lock technology allows an increased range of camshaft positioning and enables fuel economy improvements of up to 10% compared with conventional VCT systems.

At 9:30 a.m. ET today, a brief conference call concerning fourth quarter and full year results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The Company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com

# # #
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Consolidated Statements of Operations (Unaudited)
(millions of dollars, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$1,533.4	$1,198.3	$5,652.8	$3,961.8
Cost of sales	1,227.3	985.1	4,559.5	3,401.0
Gross profit	306.1	213.2	1,093.3	560.8

Selling, general and administrative expenses	148.3	144.4	566.6	459.8
Restructuring expense	-	-	-	50.3
Other (income) expense	0.4	1.5	22.4	(0.1)
Operating income	157.4	67.3	504.3	50.8

Equity in affiliates' earnings, net of tax	(9.8)	(10.3)	(39.6)	(21.8)
Interest income	(1.0)	(0.8)	(2.8)	(2.5)
Interest expense and finance charges	22.0	16.1	68.8	57.2
Earnings before income taxes and noncontrolling interest	146.2	62.3	477.9	17.9

Provision (benefit) for income taxes	30.6	5.7	81.7	(18.5)
Net earnings	115.6	56.6	396.2	36.4

Net earnings attributable to the noncontrolling interest, net of tax	3.9	3.9	18.8	9.4
Net earnings attributable to BorgWarner Inc.	$111.7	$52.7	$377.4	$27.0

Reconciliation to diluted earnings per share:

Net earnings attributable to BorgWarner Inc.	$111.7	$52.7	$377.4	$27.0
Addback net interest expense on convertible notes	5.2	-	20.4	-
Diluted net earnings attributable to BorgWarner Inc.	$116.9	$52.7	$397.8	$27.0

Earnings per share - diluted	$0.89	$0.45	$3.07	$0.23

Average shares outstanding (millions) - diluted	130.7	117.6	129.6	116.9

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Capital expenditures, including tooling outlays	$88.8	$44.8	$276.6	$172.0

Depreciation and amortization:
Fixed assets and tooling	$53.3	$61.7	$224.5	$234.6
Other	7.4	7.2	28.4	26.3
	$60.7	$68.9	$252.9	$260.9

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Engine	$1,118.4	$853.0	$4,060.8	$2,883.2

Drivetrain	419.8	349.7	1,611.4	1,093.5

Inter-segment eliminations	(4.8)	(4.4)	(19.4)	(14.9)

Net sales	$1,533.4	$1,198.3	$5,652.8	$3,961.8

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Engine	$162.0	$83.3	$537.9	$219.8

Drivetrain	31.9	20.5	137.0	(13.5)

Adjusted EBIT	193.9	103.8	674.9	206.3

Muncie closure retiree obligation net gain	-	-	-	(27.9)

Environmental litigation settlement	-	-	28.0	-

BERU-Eichenauer equity investment gain	-	-	(8.0)	-

Corporate, including equity in affiliates' earnings and stock-based compensation	26.7	26.2	111.0	111.3

Restructuring expense	-	-	-	50.3

Interest income	(1.0)	(0.8)	(2.8)	(2.5)

Interest expense and finance charges	22.0	16.1	68.8	57.2

Earnings before income taxes and noncontrolling interest	146.2	62.3	477.9	17.9

Provision (benefit) for income taxes	30.6	5.7	81.7	(18.5)

Net earnings	115.6	56.6	396.2	36.4

Net earnings attributable to the noncontrolling interest, net of tax	3.9	3.9	18.8	9.4

Net earnings attributable to BorgWarner Inc.	$111.7	$52.7	$377.4	$27.0

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2010	December 31, 2009

Assets

Cash	$449.9	$357.4
Receivables, net	1,023.9	732.0
Inventories, net	430.6	314.3
Other current assets	155.5	148.1
Total current assets	2,059.9	1,551.8

Property, plant and equipment, net	1,542.6	1,490.3
Other non-current assets	1,952.5	1,769.3
Total assets	$5,555.0	$4,811.4

Liabilities and Equity

Notes payable and other short-term debt	$128.5	$69.1
Accounts payable and accrued expenses	1,224.1	977.1
Income taxes payable	39.7	-
Total current liabilities	1,392.3	1,046.2

Long-term debt	1,051.9	773.2
Other non-current liabilities	801.0	769.3

Total BorgWarner Inc. stockholders' equity	2,258.6	2,185.3
Noncontrolling interest	51.2	37.4
Total equity	2,309.8	2,222.7

Total liabilities and equity	$5,555.0	$4,811.4

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31,
	2010	2009

Operating
Net earnings	$396.2	$36.4
Non-cash charges (credits) to operations:
Depreciation and amortization	252.9	260.9
Environmental litigation settlement, net of cash paid	14.0	-
Restructuring expense, net of cash paid	-	38.4
Bond amortization	18.3	12.7
Deferred income tax benefit	(52.2)	(57.7)
BERU-Eichenauer equity investment gain	(8.0)	-
Other non-cash items	24.5	43.3
Net earnings adjusted for non-cash charges to operations	645.7	334.0
Changes in assets and liabilities	(106.8)	17.0
Net cash provided by operating activities	538.9	351.0

Investing
Capital expenditures, including tooling outlays	(276.6)	(172.0)
Net proceeds from asset disposals	6.8	23.1
Payments for businesses acquired, net of cash acquired	(164.7)	(7.5)
Net proceeds from sale of business	5.0	1.6
Net cash used in investing activities	(429.5)	(154.8)

Financing
Net change in notes payable	(29.8)	(114.7)
Net change in long-term debt	256.1	217.1
Payments for noncontrolling interest acquired	-	(48.5)
Payment for purchase of bond hedge, net of proceeds from warrant issuance	-	(25.2)
Payments for purchase of treasury stock	(325.7)	-
Proceeds from accounts receivable securitization facility	30.0	50.0
Reduction in accounts receivable securitization facility	-	(50.0)
Proceeds from interest rate swap termination	-	30.0
Proceeds from stock options exercised, including the tax benefit	67.1	8.7
Dividends paid to BorgWarner stockholders	-	(13.8)
Dividends paid to noncontrolling stockholders	(10.9)	(8.8)
Net cash provided by (used in) financing activities	(13.2)	44.8

Effect of exchange rate changes on cash	(3.7)	13.0

Net increase in cash	92.5	254.0

Cash at beginning of year	357.4	103.4
Cash at end of year	$449.9	$357.4